EXHIBIT (e)

Co-registrant’s outstanding debt to the Commonwealth as of June 30, 2021, and its contingent liability as guarantor of the outstanding debt of other entities as of the end of the last five fiscal years

PUBLIC DEBT

The public sector indebtedness of Queensland is comprised of a number of distinct categories: Public Debt to the Commonwealth, Other State Debt to the Commonwealth, Queensland Treasury Corporation Guaranteed Debt and Other Guaranteed Debt and Contingent Liabilities.

During April 1995, the Commonwealth Government and Queensland Government entered into an agreement (the “1995 Financial Agreement”) whereby Queensland would pre-redeem its debt to the Commonwealth. This was carried out in July 1995.

State Debt to the Commonwealth

In addition to the funds lent to the States pursuant to the 1995 Financial Agreement, the Commonwealth Government also lends funds to the States in accordance with a variety of agreed Commonwealth/State programs. In general, these funds are on-lent to borrowers in accordance with the terms of the agreed program, with repayment being made to the State from the revenues of the ultimate borrowers. When on-lent by Queensland, the debt is generally secured by State claims on tangible assets of the ultimate borrower.

The following table outlines the outstanding advances made by the Commonwealth under this category of debt.

Other State Debt to the Commonwealth and Treasury

	2019-20	2020-21

	(A$ millions)
Advances – Commonwealth and State Housing	263	247
Advances – Other	90	53

Total	353	300

Guaranteed Debt On-lent by Queensland Treasury Corporation

Queensland Treasury Corporation’s (the “Corporation” or “QTC”) primary function to date has been to act as a central financing authority for on-lending funds raised by it to Queensland Government Bodies. The Treasurer of Queensland, on behalf of the State Government, guarantees QTC’s obligations under all debt securities issued by QTC. The Corporation’s guaranteed debt (market value), as at the end of each of the last five fiscal years, and the distribution of this debt among various borrowing authorities is detailed in the following table:

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Guaranteed Debt On-lent by Queensland Treasury Corporation

Distribution of Debt	2017	2018	2019	2020	2021

	(A$ millions)
Bodies within the Public Accounts
Department of Education and Training	48	43	—	—	—
Department of State Development	66	58	—	—	—
Department of Transport and Main Roads – Main Roads	749	668	—	—	—
Public Works – Department of Housing and Public Works	10	9	—	—	—
Queensland Health	43	—	—	—	—
Queensland Treasury	32,728	30,400	33,173	41,923	48,869
Other	185	205	210	258	247

Government Owned Corporations
CS Energy Ltd.	924	720	654	658	635
Energy Queensland Limited	17,767	17,607	18,912	19,799	19,999
Port Authorities & Facilities (various)	1,401	1,403	1,482	1,184	1,155
Powerlink	5,371	5,355	5,647	5,742	5,564
Stanwell Corporation Limited	937	921	970	980	943

Local Governments
Brisbane City Council	2,283	2,195	2,184	2,314	2,381
Cairns Regional Council	86	110	123	171	179
Fraser Coast Regional Council	138	119	103	85	67
Gladstone Regional Council	155	144	141	131	108
Gold Coast City Council	786	723	702	698	704
Ipswich City Council	280	257	345	378	411
Logan City Council	229	214	211	271	258
Mackay Regional Council	201	185	177	161	139
Moreton Bay Regional Council	444	435	443	434	400
Redland City Council	51	45	42	45	46
Rockhampton Regional Council	155	132	128	148	151
Sunshine Coast Regional Council	308	307	354	592	680
Toowoomba Regional Council	193	181	180	201	207
Townsville City Council	427	396	448	440	440
Other	713	697	722	728	692

Statutory Bodies
Grammar schools	104	94	89	107	140
Seqwater	10,949	10,827	11,617	11,882	11,349
Unitywater	419	416	435	443	431
Universities	373	407	493	505	507
Water Boards	253	280	281	255	255
Other	202	261	336	676	646
Other Bodies
DBCT Holdings Pty Ltd.	130	122	113	104	103
Queensland Rail Limited	3,627	3,666	3,901	4,149	4,094
Queensland Urban Utilities	2,070	2,067	2,215	2,551	2,540
Other	296	287	299	321	271

Total Funds On-lent	85,102	81,952	87,129	98,334	104,611

Undistributed borrowings	13,361	14,580	14,884	14,855	18,145

Total Guaranteed Debt	98,463	96,532	102,013	113,189	122,756

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The Corporation raises funds in both the domestic and international capital markets with the market value of borrowings under management as at June 30, 2021 at A$122.756 billion, which includes A$3.587 billion of debt issued under overseas funding programs based on the prevailing rates of exchange at June 30, 2021. The Corporation hedges its foreign debt portfolio through interest rate and currency swaps and other hedging and currency switching transactions.

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Outstanding Domestic Australian Dollar Indebtedness

as at June 30, 2021

Coupon Rate	Maturity Date	Face Value	Market Value
(% per annum)		(AUD)	(AUD)
QTC Bonds
6.00%	July 2022	8,310,160,000	8,309,536,420
4.25%	July 2023	9,633,566,375	9,493,830,928
3.00%	March 2024	817,500,000	809,938,743
5.75%	July 2024	10,002,688,625	9,879,350,996
4.75%	July 2025	10,348,432,500	10,073,367,181
3.25%	July 2026	9,977,933,686	9,541,724,641
2.75%	August 2027	9,400,531,250	8,798,803,036
3.25%	July 2028	10,175,118,750	9,360,439,383
2.50%	March 2029	2,074,618,800	1,876,218,762
3.25%	August 2029	8,985,821,000	8,065,856,813
6.25%	August 2030	11,026,671,135	9,769,318,796
1.25%	March 2031	1,687,500,000	1,441,525,796
1.75%	August 2031	6,967,315,750	5,908,862,623
1.50%	August 2032	4,103,750,000	3,381,589,441
6.50%	March 2033	2,153,978,000	1,825,192,618
1.75%	July 2034	2,213,629,250	1,729,125,860
2.25%	April 2040	2,957,016,288	2,043,414,005
2.25%	November 2041	2,699,885,869	1,774,207,797
4.20%	February 2047	1,673,600,000	1,059,878,258
2.25%	October 2050	440,893,750	246,796,744

Treasury Notes
Various	July 2021	485,000,000	484,995,843
Various	August 2021	30,000,000	29,999,694
Various	September 2021	1,590,000,000	1,589,918,793
Various	October 2021	910,000,000	909,915,629
Various	November 2021	160,000,000	159,971,181

Floating Rate Notes
0.19%	February 2022	2,533,646,987	2,532,862,272
0.25%	February 2023	2,818,257,621	2,809,668,463
0.28%	November 2024	2,362,956,363	2,316,678,770
0.13%	April 2027	2,577,806,564	2,423,420,208

Other loans
Various	2021	22,494,592	22,386,036
Various	2022	109,437,735	109,326,151
Various	2023	76,533,181	76,081,128
Various	2024	49,942,875	49,144,613
Various	2025	118,568,286	115,636,306
Total		129,495,255,232	119,018,983,928

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Outstanding Offshore Indebtedness

Euro Medium-Term Notes

as at June 30, 2021

Year of Issue	Coupon Rate	Maturity Date	Currency	Face Value	Market Value
				(AUD)	(AUD)
2011	1.730%	September 2039	CHF	210,885,155	200,696,565
2014	2.650%	April 2039	JPY	266,415,619	247,382,684
2016	1.640%	November 2046	EUR	904,956,828	752,133,539
2020	0.69%	June 2050	EUR	104,303,105	75,967,053

Total				1,486,560,707	1,276,179,841

Commercial Paper

as at June 30, 2021

Year of Issue	Yield	Maturity	Currency	Face Value	Market Value
				(AUD)	(AUD)
2021	0.130%	July 2021	USD	146,169,719	13,287,990
2021	0.320%	July 2021	USD	132,881,831	132,878,861
2021	0.130%	July 2021	USD	132,881,831	132,877,029
2021	0.290%	July 2021	USD	265,763,663	265,753,293
2021	0.140%	July 2021	USD	66,440,916	66,437,122
2021	0.240%	August 2021	USD	146,170,015	146,155,255
2021	0.160%	August 2021	USD	85,044,372	85,034,851
2021	0.550%	August 2021	USD	265,763,663	265,730,906
2021	0.120%	August 2021	USD	31,891,640	31,886,826
2021	0.280%	August 2021	USD	166,102,289	166,075,155
2021	0.150%	August 2021	USD	25,247,548	25,242,882
2021	0.160%	September 2021	USD	66,440,916	66,424,317
2021	0.130%	September 2021	USD	13,288,183	13,284,658
2021	0.120%	September 2021	USD	66,440,916	66,422,769
2021	0.060%	September 2021	USD	33,220,458	33,209,401
2021	0.160%	October 2021	USD	43,053,713	43,038,412
2021	0.165%	October 2021	USD	531,527,326	531,306,182
2021	0.190%	November 2021	USD	132,881,831	132,809,862
2021	0.188%	November 2021	USD	93,017,282	92,964,559
2021	0.085%	January 2022	AUD	150,000,000	149,950,590

Total				2,594,228,112	2,460,770,920

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